EXECUTION COPY

MASTER SUB-ACCOUNTING SERVICES AGREEMENT

This AGREEMENT is made as of January 1, 2007 by and between PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company, having its principal place of business at 1 Post Office Square, Boston, Massachusetts 02109 (the “Administrator”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Sub-Accounting Agent").

WITNESSETH:

WHEREAS, pursuant to various management or administration agreements (collectively, the “Administration Agreement”) by and between the Administrator and each management investment company party thereto (and each management investment company that becomes a party thereto), the Administrator has been retained to provide, and provides, certain fund accounting and recordkeeping services;

WHEREAS, the Administrator may contract, subcontract or otherwise arrange for the Sub-Accounting Agent’s provision of certain of the aforementioned services, including the fund accounting and recordkeeping services set forth below;

WHEREAS, the Administrator desires to retain the Sub-Accounting Agent to perform certain fund accounting and recordkeeping services with regard to each management investment company for which it provides fund accounting and recordkeeping services under the Administration Agreement, as more particularly identified on Appendix A hereto (each such management investment company and each management investment company made subject to this Agreement in accordance with Section 11.5 below shall hereinafter be referred to as a “Fund” and collectively as the “Funds”);

WHEREAS, each Fund is authorized to issue common stock or shares of beneficial interest (“Shares”), and some Funds are authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets, as more particularly identified on Appendix A hereto (each such series and each series made subject to this Agreement in accordance with Section 11.6 below shall hereinafter be referred to as “Portfolio” with respect to that Fund, but for any Fund that does not have any separate series, then any reference to the “Portfolio” is a reference to that Fund; and

WHEREAS, the Sub-Accounting Agent is willing to perform such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1. DUTIES OF THE SUB-ACCOUNTING AGENT.

SECTION 1.1 BOOKS OF ACCOUNT.

The Sub-Accounting Agent shall maintain the books of account of each Portfolio and shall perform the duties described in Appendix B in the manner prescribed by such Portfolio’s currently effective prospectus, statement of additional information or other governing document, certified copies of which have been supplied to the Sub-Accounting Agent (a "governing document").

The Administrator shall provide timely prior notice to the Sub-Accounting Agent of any modification in the manner in which calculations are to be performed as prescribed in any revision to such Portfolio’s governing document and shall supply the Sub-Accounting Agent with certified copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of a Portfolio, the Sub-Accounting Agent shall value each Portfolio’s portfolio securities utilizing prices obtained from sources designated by the Administrator (collectively, the “Authorized Price Sources”) on a price source authorization substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 2.2 below) (the “Price Source Authorization”). The Sub-Accounting Agent shall not be responsible for any revisions to calculation methods unless such revisions are communicated in writing by the Administrator to the Sub-Accounting Agent.

SECTION 1.2 RECORDS.

The Sub-Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of the Administrator with respect to each Fund under the Investment Company Act of 1940, as amended (the “1940 Act”), specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of the Sub-Accounting Agent be open for inspection by duly authorized officers, employees or agents of the applicable Fund and employees and agents of the Securities and Exchange Commission. Subject to Section 3 below, the Sub-Accounting Agent shall preserve for the period required by law the records required to be maintained thereunder.

The Administrator acknowledges that, in keeping the books of account of each Fund and/or making the calculations described herein with respect to Fund property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7) of such Fund’s custodial services agreement with State Street Bank and Trust Company (the “Custody Contract”), if any, or pursuant to comparable provisions of other custodial services agreements applicable to the Fund, the Sub-Accounting Agent is authorized and instructed to rely upon information provided to it by such Fund, such Fund’s counterparty(ies), or the agents of either of them.

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SECTION 1.3 APPOINTMENT OF AGENTS.

The Sub-Accounting Agent may at its own expense employ one or more of its affiliates as agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the Sub-Accounting Agent’s obligations or liabilities hereunder.

SECTION 2. DUTIES OF THE ADMINISTRATOR.

SECTION 2.1 DELIVERY OF INFORMATION.

The Administrator shall provide, or shall cause a third party to provide, timely notice to the Sub-Accounting Agent of certain data as a condition to the Sub-Accounting Agent's performance described in Section 1 above. The data required to be provided pursuant to this section is set forth on Schedule A hereto, which schedule may be separately amended or supplemented by the parties from time to time.

The Sub-Accounting Agent is authorized and instructed to rely upon the information it receives from the Administrator or any third party designated by the Administrator to provide such information, including without limitation as set forth on Schedule A.

SECTION 2.2 PROPER INSTRUCTIONS.

The Administrator and any other person duly authorized by it shall communicate to the Sub-Accounting Agent by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Administrator shall have from time to time authorized in writing or (ii) communication effected directly between the Administrator or its third-party agents (each, a “Third Party Agent”) and the Sub-Accounting Agent by electro-mechanical or electronic devices, provided that the Administrator and the Sub-Accounting Agent agree to security procedures. The Sub-Accounting Agent may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Administrator. Oral instructions shall be considered Proper Instructions if the Sub-Accounting Agent reasonably believes them to have been given by a person authorized to give such instructions. The Administrator shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. The Administrator shall give timely Proper Instructions to the Sub-Accounting Agent in regard to matters affecting accounting practices and the Sub-Accounting Agent's performance pursuant to this Agreement.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY.

The Sub-Accounting Agent shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by and shall be without liability to the Administrator for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct, violation of law applicable to the Sub-Accounting Agent in its capacity as a fund accounting agent and that affects the Sub-Accounting Agent’s performance of the Services hereunder, or material breach of this Agreement (provided, however, that the Sub-

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Accounting Agent shall have the opportunity to cure, within thirty (30) days of its receipt of written notice from the Administrator, solely those breaches capable of cure without material adverse impact to the Administrator, provided, in each such instance where the Sub-Accounting Agent is aware of an event related to such notice, the Sub-Accounting Agent had previously informed the Administrator promptly of such event; any such communication from the Sub-Accounting Agent to the Administrator shall not be used as or considered as an admission of fault and will be provided solely as an accommodation to the Administrator), including, without limitation, acting in accordance with any Proper Instruction. The Sub-Accounting Agent shall be entitled to rely on and may act upon the advice of counsel (who may be counsel for the Administrator or the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Without in any way limiting the generality of the foregoing, the Sub-Accounting Agent shall in no event be liable for any loss or damage to the extent arising from causes beyond its control including, without limitation, delay or cessation of services hereunder or any damages resulting therefrom as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance, or causes commonly referred to as “Acts of God”.

In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Sub-Accounting Agent’s control, the Sub-Accounting Agent shall take reasonable steps to minimize service interruptions. The Sub-Accounting Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Funds; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement.

The Sub-Accounting Agent shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to the Administrator’s use of the accounting services or the performance of or failure to perform the Sub-Accounting Agent’s obligations under this Agreement. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to the performance of or failure to perform the Administrator’s obligations under this Agreement. The aforementioned disclaimer applies without limitation to claims regardless of the form of action, whether in contract, tort (including negligence), strict liability or otherwise, and regardless of whether such damages are foreseeable.

The Administrator, any Third Party Agent or any Authorized Price Source from which the Sub-Accounting Agent shall receive or obtain certain records, reports and other data utilized or included in the sub-accounting services provided hereunder is solely responsible for the contents of such information including, without limitation, the accuracy thereof and the Administrator agrees to make no claim against the Sub-Accounting Agent arising out of the contents of such third-party data including, but not limited to, the accuracy thereof. Except as otherwise required by the Price Source Authorization with respect to the use of data obtained from Authorized Price Sources, the Sub-Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and, it shall be without liability for any loss or damage suffered as a result of the Sub-Accounting

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Agent’s reliance on and utilization of such information. The Sub-Accounting Agent shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Administrator or any Third Party Agent to provide it with the information required by Section 2.1 above. Further, and without in any way limiting the generality of the foregoing, the Sub-Accounting Agent shall have no liability in respect of any loss, damage or expense suffered by the Administrator, any Fund or any third party, insofar as such loss, damage or expense arises from the performance of the Sub-Accounting Agent’s duties hereunder by reason of the Sub-Accounting Agent’s reliance upon records that were maintained for the Administrator or any Fund by any entity other than the Sub-Accounting Agent prior to the Administrator’s appointment of the Sub-Accounting Agent pursuant to this Agreement.

The Administrator agrees to indemnify and hold the Sub-Accounting Agent free and harmless from any expense, loss, damage or claim, including reasonable attorney's fees, suffered by the Sub-Accounting Agent and caused by or resulting from the acts or omissions of the Administrator or any third party whose services the Sub-Accounting Agent must rely upon in performing the services hereunder, except to the extent that any such expense, loss, damage or claim is caused by or results from the Sub-Accounting Agent’s own negligence, bad faith, willful misconduct, violation of law applicable to the Sub-Accounting Agent in its capacity as a fund accounting agent and that affects the Sub-Accounting Agent’s performance of the Services hereunder, or material breach of this Agreement (provided, however, that the Sub-Accounting Agent shall have the opportunity to cure, within thirty (30) days of its receipt of written notice from the Administrator, solely those breaches capable of cure without material adverse impact to the Administrator, provided, in each such instance where the Sub-Accounting Agent is aware of an event related to such notice, the Sub-Accounting Agent had previously informed the Administrator promptly of such event; any such communication from the Sub-Accounting Agent to the Administrator shall not be used as or considered as an admission of fault and will be provided solely as an accommodation to the Administrator).

The Administrator acknowledges and agrees that, with respect to investments any Portfolio maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Portfolio and that the Sub-Accounting Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Sub-Accounting Agent in performing its duties under this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

The Administrator represents and warrants to the Sub-Accounting Agent that:

(a) It is duly incorporated or organized, validly existing and in good standing in its jurisdiction of incorporation or organization and is qualified to conduct its business in every jurisdiction where its business is conducted except where the failure to be so qualified would not have a material adverse affect on the Administrator;

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(b) The execution, delivery and performance of this Agreement, all documents and instruments to be delivered hereunder or thereunder and all transactions contemplated hereunder or thereunder have been duly authorized by all necessary action;

(c) The person executing this Agreement on its behalf has been duly authorized to act on its behalf;

(d) This Agreement constitutes its legal, valid, binding and enforceable agreement;

(e) It has obtained all authorizations, approvals and consents of any governmental body required in connection with this Agreement and all transactions contemplated hereunder and such authorizations are in full force and effect; and

(f) The execution, delivery and performance of this Agreement and the transactions hereunder will not violate any agreement, law, ordinance, charter, by-law, rule or regulation applicable to it or to any Fund, or by which it or any Fund is bound or by which any of its or any Fund’s assets are affected. Further, the Administrator hereby acknowledges and agrees that it shall promptly notify the Sub-Accounting Agent of any statute, regulation, rule, or other regulatory requirement or policy governing the Administrator or the Funds, and any change thereto, which may affect the Sub-Accounting Agent’s responsibilities under this Agreement.

The Sub-Accounting Agent represents and warrants to the Administrator that:

(a) It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts and is qualified to conduct its business in every jurisdiction where its business is conducted except where the failure to be so qualified would not have a material adverse affect on the Sub-Accounting Agent;

(b) The execution, delivery and performance of this Agreement, all documents and instruments to be delivered hereunder or thereunder and all transactions contemplated hereunder or thereunder have been duly authorized by all necessary action;

(c) The person executing this Agreement on its behalf has been duly authorized to act on its behalf;

(d) This Agreement constitutes its legal, valid, binding and enforceable agreement;

(e) It has obtained all authorizations, approvals and consents of any governmental body required in connection with this Agreement and all transactions contemplated hereunder and such authorizations are in full force and effect; and

(f) The execution, delivery and performance of this Agreement and the transactions hereunder will not violate any agreement, law, ordinance, charter, by-law, rule or regulation applicable to it, or by which it is bound or by which any of its assets are affected. Further, the Sub-Accounting Agent hereby acknowledges and agrees that it shall promptly notify the Administrator of any statute, regulation, rule, or other regulatory requirement or policy governing the Sub-Accounting Agent,

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and any change thereto, which may affect the Administrator’s responsibilities under this Agreement.

SECTION 5. COMPENSATION OF SUB-ACCOUNTING AGENT.

The Sub-Accounting Agent shall be entitled to reasonable compensation for its services and expenses as Sub-Accounting Agent, as agreed upon from time to time in writing between the Administrator and the Sub-Accounting Agent.

SECTION 6. TERM OF AGREEMENT.

(a) This Agreement shall become effective as of its execution and shall continue in full force and effect for an initial term of seven (7) years from the date hereof, and shall automatically renew for additional consecutive three (3) year terms, unless either party gives one hundred eighty (180) days’ prior written notice to the other of its intent not to renew. If this Agreement is terminated (the effective date of such termination being referred to as the “Termination Date”), the Sub-Accounting Agent shall, at the reasonable request of the Administrator, and subject to the consent of the Sub-Accounting Agent (which consent shall not be unreasonably withheld or delayed), continue to provide services hereunder for a period (the “Extension Period”) not to exceed ninety (90) days from the Termination Date, and the compensation payable to the Sub-Accounting Agent for its services and expenses during such Extension Period shall not exceed one hundred and five percent (105%) (per annum) of the compensation last agreed upon by the Administrator and the Sub-Accounting Agent and in effect immediately prior to the Termination Date.

(b) In the event that the Agreement is terminated by the Administrator, other than for cause, either in its entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable, prior to the five (5) year anniversary of the date hereof (the “Anniversary Date”), and the Sub-Accounting Agent has not terminated either this Agreement or any agreement pursuant to which the Sub-Accounting Agent provides custody services to the Funds, either in its entirety, with respect to such particular Fund, or with respect to its applicability to such particular Portfolio, as applicable, the Administrator shall pay to the Sub-Accounting Agent, in lieu of any other fees, expenses, termination penalties, damages or other amounts (except as identified in paragraph (c) below), an early termination fee equal to the present value, using a discount rate of seven percent (7%), compounded annually, of the remaining fees which would have been due by the Administrator to the Sub-Accounting Agent for Services provided to the Funds, to such particular Fund, or to such particular Portfolio, as applicable, for the period from the Termination Date until the Anniversary Date if the Agreement had not been terminated either in its entirety, with respect to such particular Fund, or with respect to its applicability to such particular Portfolio, as applicable (the “Remaining Fees”) which Remaining Fees shall be determined using the average monthly compensation for its services (prior to the application of any earnings credits) earned by the Sub-Accounting Agent hereunder with respect to all Funds, such particular Fund, or such particular Portfolio, as applicable, during the 12-month period (or if shorter, such lesser period of time) preceding such Termination Date (the “Early Termination Fee”).

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For the avoidance of doubt, the Administrator will not be required to make any such Early Termination Fee payment (other than as set forth in paragraph (e) below) if this Agreement is terminated on or after the Anniversary Date or by the Administrator for cause at any time.

(c) Notwithstanding the provisions of paragraph (b) above, no Early Termination Fee shall be payable in the event (each, a “Liquidation, Merger or Consolidation Event”) that a Fund or Portfolio is

(i) liquidated; or

(ii) merged into or consolidated with another Fund or Portfolio with respect to which the Sub-Accounting Agent provides Services pursuant to this Agreement; or

(iii) merged into or consolidated with another investment company or series of an investment company (each series representing interests in a separate portfolio of securities and other assets) with respect to which the Sub-Accounting Agent provides fund accounting services (either as an accounting agent or sub-accounting agent), provided, that in each case of (i) and (ii) above, the aggregate amount of fees for fund accounting services provided by the Sub-Accounting Agent with respect to all Funds and Portfolios covered by this Agreement immediately after, and taking into consideration the effect of, such Liquidation, Merger or Consolidation Event (the “Projected Fees”) shall be equal to or greater than the aggregate amount of fees for fund accounting services provided by the Sub-Accounting Agent pursuant to this Agreement, measured as of the date of this Agreement (the “Existing Fees”);

and further provided, that in each case of (iii) above, (A) the Projected Fees plus (B) the Incremental Fees (as defined below), shall be equal to or greater than the Existing Fees.

For purposes of this Section 6(c), the Projected Fees shall equal the fund accounting fees, with respect to such Funds and Portfolios subject to this Agreement immediately after such Liquidation, Merger or Consolidation Event, projected to be earned by the Sub-Accounting Agent on an annualized basis for the ensuing twelve-month period, with no adjustments for market fluctuations or subscription and redemption activity.

For purposes of this Section 6(c), the Existing Fees shall equal the fund accounting fees, with respect to such Funds and Portfolios on the date of this Agreement, projected to be earned by the Sub-Accounting Agent on an annualized basis for the ensuing twelve-month period, with no adjustments for market fluctuations or subscription and redemption activity.

For purposes of this Section 6(c), the “Other Contract” shall mean a contractual arrangement pursuant to which the Sub-Accounting Agent provides fund accounting services that may not be terminated earlier than the Anniversary Date and whose fee schedule is fixed until the Anniversary Date.

For purposes of this Section 6(c), the “Incremental Fees” shall mean (A) the fund accounting fees with respect to fund accounting services under the Other Contract that are projected to be

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earned by the Sub-Accounting Agent on an annualized basis for the ensuing twelve-month period, with no adjustments for market fluctuations or subscription and redemption activity, immediately after such Liquidation, Merger or Consolidation Event, less (B) the fund accounting fees with respect to fund accounting services under the Other Contract that were projected to have been earned by the Sub-Accounting Agent on an annualized basis for the ensuing twelve-month period, with no adjustments for market fluctuations or subscription and redemption activity, immediately prior to such Liquidation, Merger or Consolidation Event.

(d) Upon any termination of this Agreement pursuant to paragraph (b) above, the Administrator shall pay to the Sub-Accounting Agent all accrued and unpaid fees and expenses, whether the same have been billed or remain unbilled, and shall reimburse Sub-Accounting Agent for any reasonable de-conversion costs associated with such termination.

(e) Notwithstanding any term herein to the contrary, termination of this Agreement with respect to the coverage of any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

(f) Notwithstanding any term herein to the contrary, this Agreement may, at the sole option of the Sub-Accounting Agent, be terminated (in its entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable) without prior notice by the Sub-Accounting Agent in the event of (i) any termination by a Fund of its custodial services agreement with State Street Bank and Trust Company (in each such case, in such agreement’s entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable) or (ii) any termination of the Administration Agreement or the termination or resignation of the Administrator under the Administration Agreement (in each such case, in such agreement’s entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable).

SECTION 7. SUCCESSOR AGENT.

If a successor fund accounting agent with respect to any Fund, or Portfolio thereof, shall be appointed by the Administrator, the Sub-Accounting Agent shall upon termination deliver to such successor agent at the office of the Sub-Accounting Agent all records of such Fund or Portfolio thereof, as applicable, held by it hereunder. If no such successor agent shall be appointed, the Sub-Accounting Agent shall have the right at its office to deliver such records to the Administrator.

SECTION 8. AUDIT RIGHTS; REPORTS TO ADMINISTRATOR BY INDEPENDENT PUBLIC ACCOUNTANTS

SECTION 8.1 AUDIT RIGHTS.

(a) To the extent required by applicable law, rule or regulation and upon request of the Administrator (which shall include reasonable advance notice), the Sub-Accounting Agent shall allow the Administrator’s regulators or supervisory authorities to perform periodic on-site audits as may be reasonably required to examine the Sub-Accounting Agent’s performance of the services contemplated by this Agreement (the “Services”). Notwithstanding the foregoing, prior

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to the performance of any audits of the Sub-Accounting Agent’s performance of the Services, the Administrator will request that such regulator or supervisory authority to the extent possible shall coordinate such audit through the Sub-Accounting Agent’s primary regulator, the United States Federal Reserve Bank of Boston.

(b) Upon request of the Administrator (which shall include reasonable advance notice), the Sub-Accounting Agent shall allow the Administrator and its auditors (including internal audit staff and external auditors) and compliance personnel to perform periodic on-site audits as may be reasonably required to examine the Sub-Accounting Agent’s performance of the Services.

(c) Notwithstanding the audit and inspection rights conferred by the foregoing subsection, the Sub-Accounting Agent reserves the right to impose reasonable limitations on the number, frequency, timing and scope of audits and inspections requested by the Administrator so as to prevent or minimize any potential impairment or disruption of its operations, distraction of its personnel or breaches of security or confidentiality; provided, however, that the Sub-Accounting Agent may not limit the number, frequency or timing of audits and inspections by regulatory bodies with supervisory authority over the Administrator or by the Administrator resulting from a regulatory problem at the Sub-Accounting Agent and affecting the Sub-Accounting Agent’s ability to provide the Services hereunder or any material weakness or significant deficiency in the Sub-Accounting Agent’s internal controls. In addition, the Sub-Accounting Agent shall be entitled to impose a commercially reasonable per person hourly charge for the cooperation and assistance of its personnel in connection with any audit in excess of one (1) in any twelve (12) month period; provided, however, that no such charge may be imposed in connection with any audit or inspection by any regulatory body with supervisory authority over the Administrator or by the Administrator resulting from a regulatory problem at the Sub-Accounting Agent and affecting the Sub-Accounting Agent’s ability to provide the Services hereunder or any material weakness or significant deficiency in the Sub-Accounting Agent’s internal controls. Nothing contained in this section shall obligate the Sub-Accounting Agent to provide access to or otherwise disclose: (i) any information that is unrelated to the Administrator or the Funds and the provision of the Services to the Administrator; (ii) any information which is treated as confidential under the Sub-Accounting Agent’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions; or (iii) any other documents, reports or other information that the Sub-Accounting Agent is obligated to maintain in confidence as a matter of law or regulation. In addition, any access provided hereunder to technology shall be limited to a demonstration by the Sub-Accounting Agent of the functionality thereof and a reasonable opportunity to communicate with the Sub-Accounting Agent personnel regarding such technology.

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SECTION 8.2 REPORTS TO ADMINISTRATOR BY INDEPENDENT PUBLIC ACCOUNTANTS

The Sub-Accounting Agent shall provide the Administrator, at such times as the Administrator may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures relating to the services provided by the Sub-Accounting Agent under this Agreement; such reports shall be of sufficient scope and in sufficient detail as may reasonably be required by the Administrator to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

SECTION 8.3 ADDITIONAL SUB-CERTIFICATIONS AND REPORTS

The Sub-Accounting Agent shall provide to the Administrator: (a) sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements; and (b) periodic reports and reasonable documentation for delivery to the Funds’ Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act with respect to the Services and the Sub-Accounting Agent’s compliance with its operating policies and procedures related thereto.

SECTION 9. INCLUDED SERVICE ENHANCEMENTS.

If, in the ordinary course of its business, the Sub-Accounting Agent enhances core system processing functionality that it uses in connection with the Services, the Sub-Accounting Agent shall use such enhanced core system processing enhancements in performing the Services hereunder, at no additional charge to the Administrator, as soon as the Sub-Accounting Agent reasonably determines that such use is appropriate. To the extent the Sub-Accounting Agent reasonably determines that such enhanced core system processing enhancements are relevant to the Administrator’s receipt of the Services, the Sub-Accounting Agent shall inform the Administrator of such core system processing enhancements.

SECTION 10. CONFIDENTIALITY.

Each party hereto agrees that it shall treat as confidential all information provided by the other party (the “Disclosing Party”) to such party (the “Recipient”) or to which the Recipient obtains access and that relates to the Disclosing Party, including information regarding its business, financial affairs, operations or otherwise, including without limitation, securities holdings and trading information of a Portfolio or Fund (“Confidential Information”). In maintaining the confidentiality of the Confidential Information of a Disclosing Party, each Recipient shall exercise the same degree of care that such person exercises with respect to its own Confidential Information of a similar nature, including the use of customary data protection procedures, and in no event less than a reasonable degree of care. All Confidential Information of a Disclosing Party shall be used by the Recipient solely for the purpose of rendering or receiving services pursuant to this Agreement and shall not be disclosed to any party other than such Recipient’s (i) employees and contractors who have a need-to-know for purposes of performing such Recipient’s obligations under this Agreement, provided, that, such persons and entities are bound by confidentiality provisions at least as stringent as those contained herein, (ii) regulators or examiners, and (iii) auditors and legal counsel, to the extent required in connection with services provided by such parties to Recipient.

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The Recipient shall notify the Disclosing Party of any unauthorized use or disclosure of Confidential Information of the Disclosing Party of which the Recipient becomes aware. The parties agree that disclosure of Confidential Information of a Disclosing Party may give rise to an irreparable injury to such Disclosing Party inadequately compensable in damages. Accordingly, the Disclosing Party may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available.

The foregoing obligations of confidentiality and non-disclosure shall not be applicable to any information that the Recipient demonstrates (i) is publicly available when provided or thereafter becomes publicly available, other than through disclosure by the Recipient or any of its affiliates, or that is independently derived by the Recipient without the use of any information provided by the Disclosing Party, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation (collectively, “Legal Process”), or (iii) where the Recipient has received the prior written consent of the Disclosing Party. In the event that a Recipient is requested by or pursuant to, or required by, Legal Process to disclose any Confidential Information of any other party to this Agreement, such Recipient will, to the extent not legally prohibited, provide the Disclosing Party with prompt notice of such Legal Process in order to enable the Disclosing Party, at its own expense, to seek an appropriate protective order or other remedy (and, if the Disclosing Party seeks such order, the Recipient will provide such cooperation as the Disclosing Party shall reasonably request at the Disclosing Party’s expense) to resist or narrow the scope of such request or legal process, or waive compliance, in whole or in part, with the terms of this Section 10. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives such compliance, only that portion of the Confidential Information may be disclosed as the Recipient, as advised by counsel, is legally required to disclose and the Recipient will request that all such Confidential Information so disclosed will be accorded confidential treatment. Confidential Information disclosed in combination with other information that is not Confidential Information is not deemed to fall within one of the foregoing exceptions by reason of such combination.

Furthermore, and notwithstanding anything in this section to the contrary, the Sub-Accounting Agent may aggregate Fund or Portfolio data with similar data of other customers of the Sub-Accounting Agent (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Fund or Portfolio data can be identified either directly or by inference or implication.

All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement or any schedule or exhibit hereto shall survive the termination or expiration of this Agreement for a period of three (3) years.

SECTION 11. GENERAL.

SECTION 11.1 MASSACHUSETTS LAW TO APPLY. This Agreement shall be governed by, construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts excluding that body of law applicable to conflicts of law.

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SECTION 11.2 PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, any prior agreements between the Administrator and the Sub-Accounting Agent relating to fund accounting and recordkeeping services regarding each Fund.

SECTION 11.3 ASSIGNMENT. This Agreement may not be assigned by (a) the Administrator without the prior written consent of the Sub-Accounting Agent or (b) by the Sub-Accounting Agent without the prior written consent of the Administrator, except that either party may, without such prior consent, assign to an entity controlling, controlled by or under common control with such party or to a successor of all of or a substantial portion of its business; however, such assignment shall not relieve the assigning party of its responsibilities hereunder.

SECTION 11.4 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, the Sub-Accounting Agent and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 11.5 ADDITIONAL FUNDS. In the event that the Administrator desires to have the Sub-Accounting Agent render services hereunder with respect to any management investment company in addition to those listed on Appendix A hereto, it shall so notify the Sub-Accounting Agent in writing, and if the Sub-Accounting Agent agrees in writing to provide such services, such management investment company shall become a Fund hereunder and the Sub-Accounting Agent and the Administrator shall be bound by all terms and conditions and provisions hereof with respect to such Fund.

SECTION 11.6 ADDITIONAL PORTFOLIOS. In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which the Administrator desires to have the Sub-Accounting Agent render services as sub-accounting agent under the terms hereof, the Administrator shall so notify the Sub-Accounting Agent in writing, and if the Sub-Accounting Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder and the Sub-Accounting Agent and the Administrator shall be bound by all terms and conditions and provisions hereof with respect to such Portfolio.

SECTION 11.7 REMOTE ACCESS SERVICES ADDENDUM. The Administrator and the Sub-Accounting Agent hereby agree to the terms of the Remote Access Services Addendum hereto.

SECTION 11.8 AMENDMENTS. This Agreement may be modified or amended from time to time only by mutual written agreement of the parties hereto.

13.

SECTION 11.9 NOTICES. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail, overnight courier or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Administrator:	PUTNAM INVESTMENT MANAGEMENT, LLC
1 Post Office Square
Boston, Massachusetts 02109
Attention: Susan G. Malloy, Managing Director
Telephone: 617-760-5050

with a copy to:	PUTNAM INVESTMENT MANAGEMENT, LLC
1 Post Office Square
Boston, Massachusetts 02109
Francis J. McNamara, III, Senior Managing Director and
General Counsel
Telephone: 617-760-1722

To the Sub-Accounting Agent:	STATE STREET BANK AND TRUST COMPANY
Lafayette Corporate Center
2 Avenue de Lafayette
Boston, Massachusetts 02111
Attention: Robert F. Dame, Senior Vice President
Telephone: 617-662-4036
Telecopy: 617-662-4040

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of overnight courier, upon receipt, in the case of cable twenty-four hours after dispatch and, in the case of telex or telecopy, immediately on dispatch and if delivered by cable, telex or telecopy outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

SECTION 11.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

SECTION 11.11 SEVERABILITY; WAIVER. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on any occasion or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or

14.

remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

SECTION 11.12 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

15.

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first above written.

SIGNATURE ATTESTED TO BY:		PUTNAM INVESTMENT
MANAGEMENT, LLC

By:	Robert T. Burns	By:	Steven D. Krichmar
	Robert T. Burns		Steven D. Krichmar
	Managing Director		Chief of Operations, Senior
Managing Director

SIGNATURE ATTESTED TO BY:		STATE STREET BANK AND
TRUST COMPANY

By:	Stephanie L. Poster	By:	Joseph L. Hooley
	Stephanie L. Poster		Joseph L. Hooley
	Vice President and Senior Managing Counsel		Executive Vice President

APPENDIX A
TO
MASTER ACCOUNTING SERVICES AGREEMENT

As amended as of July, 24, 2017

Putnam American Government Income Fund
Putnam Asset Allocation Funds
-Putnam Dynamic Asset Allocation Balanced Fund
-Putnam Dynamic Asset Allocation Conservative Fund
-Putnam Dynamic Asset Allocation Growth Fund
Putnam California Tax Exempt Income Fund
Putnam Convertible Securities Fund
Putnam Diversified Income Trust
Putnam Equity Income Fund
Putnam Europe Equity Fund
Putnam Funds Trust
- Putnam Absolute Return 100 Fund
- Putnam Absolute Return 300 Fund
- Putnam Absolute Return 500 Fund
- Putnam Absolute Return 700 Fund
- Putnam Capital Spectrum Fund
- Putnam Dynamic Asset Allocation Equity Fund
- Putnam Dynamic Risk Allocation Fund
- Putnam Emerging Markets Equity Fund
- Putnam Emerging Markets Income Fund
- Putnam Equity Spectrum Fund
- Putnam Floating Rate Income Fund
- Putnam Global Consumer Fund
- Putnam Global Financials Fund
- Putnam Global Industrials Fund
- Putnam Global Sector Fund
- Putnam Global Technology Fund
- Putnam Global Telecommunications Fund
- Putnam Intermediate-Term Municipal Fund
- Putnam International Value Fund
- Putnam Low Volatility Equity Fund
- Putnam Mortgage Opportunities Fund
- Putnam Multi-Cap Core Fund
- Putnam Short Duration Income Fund
- Putnam Short Term Investment Fund
- Putnam Short-Term Municipal Income Fund
- Putnam Small Cap Growth Fund
George Putnam Balanced Fund
Putnam Global Equity Fund
Putnam Global Health Care Fund

Putnam Global Income Trust
Putnam Global Natural Resources Fund
Putnam Global Utilities Fund
Putnam High Income Securities Fund
Putnam High Yield Fund
Putnam Income Fund
Putnam International Equity Fund
Putnam Investment Funds
-Putnam Capital Opportunities Fund
-Putnam Government Money Market Fund
-Putnam Growth Opportunities Fund
-Putnam International Capital Opportunities Fund
-Putnam International Growth Fund
-Putnam Multi-Cap Value Fund
-Putnam PanAgora Managed Futures Strategy
-Putnam PanAgora Market Neutral Fund
-PanAgora Risk Parity Fund
-Putnam Research Fund
-Putnam Small Cap Value Fund
Putnam Investors Fund
Putnam Managed Municipal Income Trust
Putnam Massachusetts Tax Exempt Income Fund
Putnam Master Intermediate Income Trust
Putnam Minnesota Tax Exempt Income Fund
Putnam Money Market Fund
Putnam Mortgage Recovery Fund
Putnam Multi-Cap Growth Fund
Putnam Municipal Opportunities Trust
Putnam New Jersey Tax Exempt Income Fund
Putnam New York Tax Exempt Income Fund
Putnam Ohio Tax Exempt Income Fund
Putnam Pennsylvania Tax Exempt Income Fund
Putnam Premier Income Trust
Putnam RetirementReady® Funds
-Putnam Retirement Income Fund Lifestyle 1
-Putnam RetirementReady 2060 Fund
-Putnam RetirementReady 2055 Fund
-Putnam RetirementReady 2050 Fund
-Putnam RetirementReady 2045 Fund
-Putnam RetirementReady 2040 Fund
-Putnam RetirementReady 2035 Fund
-Putnam RetirementReady 2030 Fund
-Putnam RetirementReady 2025 Fund
-Putnam RetirementReady 2020 Fund
Putnam Tax Exempt Income Fund
Putnam Tax-Free Income Trust

-Putnam AMT-Free Municipal Fund
-Putnam Tax-Free High Yield Fund
Putnam U.S. Government Income Trust
Putnam Variable Trust
-Putnam VT Absolute Return 500 Fund
-Putnam VT American Government Income Fund
-Putnam VT Capital Opportunities Fund
-Putnam VT Diversified Income Fund
-Putnam VT Equity Income Fund
-Putnam VT George Putnam Balanced Fund
-Putnam VT Global Asset Allocation Fund
-Putnam VT Global Equity Fund
-Putnam VT Global Health Care Fund
-Putnam VT Global Utilities Fund
-Putnam VT Government Money Market Fund
-Putnam VT Growth Opportunities Fund
-Putnam VT High Yield Fund
-Putnam VT Income Fund
-Putnam VT International Equity Fund
-Putnam VT International Value Fund
-Putnam VT International Growth Fund
-Putnam VT Investors Fund
-Putnam VT Multi-Cap Growth Fund
-Putnam VT Multi-Cap Value Fund
-Putnam VT Research Fund
-Putnam VT Small Cap Value Fund

7-24-17

APPENDIX B
TO
MASTER ACCOUNTING SERVICES AGREEMENT

DUTIES OF SUB-ACCOUNTING AGENT*

(i)	Record each Portfolio’s investment, capital share and income and expense activities;

(ii)	Establish amortization calculations in accordance with Administrator’s amortization authorizations;

(iii)	Maintain ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances to the custodian’s records;

(vi)	Post entries to and prepare each Portfolio’s daily trial balance;

(vii)	Calculate fee-based expenses and set-up expense accruals;

(viii)	Calculate capital gains and losses;

(ix)	Calculate net income of each Portfolio;

(x)	Pursuant to Price Source Authorization duly executed by Administrator, receive quotes regarding portfolio investments;

(xi)	Compute the net asset value (“NAV”) of each Portfolio daily;

(xii)	Disseminate NAV, distribution and other Portfolio data as authorized by
Administrator;

(xiii)	Compute each Portfolio’s yield and, if required by Administrator, portfolio average dollar-weighted maturity;

(xiv)	For multi-managed Portfolios, calculate NAV and maintain books, ledgers, and capital at manager level (none of which in the capacity of an official book or recordkeeper);

(xv)	Maintain a separate portfolio to calculate a tax basis for each Portfolio’s investments, as directed by Administrator (not in the capacity of an official book or recordkeeper);

(xvi)	Prepare a monthly proof package of accounting reports mutually agreed upon, including, as applicable, the following:

Account Position Appraisal (details holdings, shares, value)
Trial balance reflecting all “as of” activity
Capital Stock Roll-forward
Base Equivalent Cash Statement
Detail Gains and Loss report
Cost of securities held
Accretion and amortization of cost
Open Trades

Forward contracts and swap receivables and payables
Income
Distributions
Paid In Capital
Unrealized Gains and Losses
Cost Roll Forward
Interest-only yield and impairment spreadsheets
Cash to Custodian reconciliations, as may be applicable;

(xvii)	Prepare and transmit to Administrator, or such other entities or persons as the
Administrator may instruct from time to time, such quarterly reports of Portfolio data as may be mutually agreed upon by the parties hereto; and

(xviii)	Daily portfolio reconciliation for attribution and performance.

*	Details with respect to such duties may be set forth in mutually acceptable service level documents.

EXHIBIT A
TO
MASTER ACCOUNTING SERVICES AGREEMENT

Form of Price Source Authorization

SCHEDULE A
TO
MASTER ACCOUNTING SERVICES AGREEMENT

INFORMATION REQUIRED TO BE SUPPLIED	RESPONSIBLE PARTY

Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Dividend/Distribution Schedule	Investment Adviser
Dividend/Distribution Declaration	Investment Adviser
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Service Provider Fee Schedules	Investment Adviser
Expense Budget	Investment Adviser/Administrator
Amortization Policy	Investment Adviser
Accounting Policy/Complex Investments	Investment Adviser
Audit Management Letter	Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Investment Adviser/Administrator